EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Digital Realty Trust, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 filed on April 4, 2006 of Digital Realty Trust, Inc. of our reports dated March 14, 2006, with respect to the consolidated balance sheets of Digital Realty Trust, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, and stockholders’ equity and comprehensive income (loss) of Digital Realty Trust, Inc. and subsidiaries for the year ended December 31, 2005 and for the period from November 3, 2004 (commencement of operations) through December 31, 2004, the related combined statements of operations, and owners’ equity of Digital Realty Trust, Inc. Predecessor for the period from January 1, 2004 through November 2, 2004, and the year ended December 31, 2003 and the related consolidated statement of cash flows of Digital Realty Trust, Inc. and subsidiaries for the year ended December 31, 2005 and the related consolidated and combined statement of cash flows of Digital Realty Trust, Inc. and subsidiaries and Digital Realty Trust, Inc. Predecessor for the year ended December 31, 2004, and the related combined statement of cash flows of Digital Realty Trust, Inc. Predecessor for the year ended December 31, 2003, related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the annual report on Form 10-K of Digital Realty Trust, Inc. for the year ended December 31, 2005 and incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement and related prospectus.

/s/    KPMG LLP

San Francisco, California

March 31, 2006